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PRESS RELEASE DATED DECEMBER 9, 1999


                                 EXHIBIT 20.1

FOR IMMEDIATE RELEASE

Data Critical Corporation to Acquire Physix, Inc.

BOTHELL, Wash., Dec. 9 /PRNewswire/ -- Data Critical Corporation (Nasdaq: DCCA)
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announced it has entered into a definitive agreement to acquire the assets of privately held Texas-based Physix, Inc., a leading provider of mobile, automated workflow tools for physicians and caregivers. The acquisition is expected to close during the month of December. Terms of the transaction were not disclosed.
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"The acquisition of Physix is a significant step toward Data Critical's vision of wireless and Internet-delivered information access from multiple sites, such as hospitals, homes and caregiver offices. This Data Critical solution saves money and time for hospitals and caregivers, while, at the same time, improving patient care," said Jeffrey S. Brown, president and chief executive officer of Data Critical Corporation.

Physix's technology is complementary to that of Data Critical's communication products, such as StatView(TM), AlarmView(TM) and Mobileview(TM). The acquisition will enable Data Critical to extend the reach, as well as the breadth of its products and data services to caregivers, while providing a near-term return on investment. The Registrant plans to combine its wireless technology with Physix workflow applications to create an Internet-based application that can further improve productivity and reduce caregiver expenses. Data Critical expects to introduce an Internet product based on Physix's technology by mid-2000.

Brown said the Data Critical solution specifically addresses a need cited by the Institute of Medicine (IOM) of the National Academies. In a report issued this week, the IOM stated that medical practitioners often do not have complete medical information concerning medicines prescribed, or a patient's illnesses. "We plan to create a wireless, Internet-powered tool that caregivers will use every day to review, create and access all relevant patient information, including real-time physiological data," said Brown.

As part of the acquisition, Thomas Giannulli, M.D., M.S. Engineering, the chief executive officer and president of Physix, will join Data Critical Corporation as vice president of advanced research. A doctor of Internal Medicine, Giannulli founded Physix in 1994 to design, manufacture and support the Registrant's first handheld electronic medical record system. In addition, Sylvia Roma, vice president of client services and product planning for Physix will become vice president, client services of Data Critical. Ms. Roma has more than 21 years of client service, product management and product planning experience in the healthcare information technology industry. She has held executive level positions at Shared Medical Systems and Phamis, where she was vice president of client services.

Data Critical will conduct a conference call for investors to discuss the Physix acquisition later today, Thursday, December 9, 1999, at 4:30 p.m. EST. Information regarding the conference call is available at www.datacritical.com.
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Data Critical Corporation designs, manufactures, markets, installs and supports communication and information systems, using wireless technology and proprietary software to allow access to health information, including patient vital signs and other diagnostic data.

Other than historical information set forth herein, this announcement contains forward-looking statements that involve risks and uncertainties, including the effect of the Physix acquisition on Data Critical's business. Additional risks association with Data Critical's business can be found in its recent Registration Statement and other periodic filings with the SEC.

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